Exhibit 4.2

CHINA INDEX HOLDINGS LIMITED

Number	Class A/Class B Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$1,000,000 divided into

1,000,000,000 shares of a par value of US$0.001 each, comprising of

(i) 200,000,000 Class A Ordinary Shares of a par value of US$0.001 each,

(ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.001 each, and

(iii) 750,000,000 shares of a par value of US$0.001 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT                                          is the registered holder of                                            Class A/Class B Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                               day of                                         by:

DIRECTOR